UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2009

CADENCE FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Mississippi	1-15773	64-0694755
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 East Main Street, Starkville, Mississippi	39759
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (662) 343-1341

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On August 31, 2009, Cadence Bank, N.A. (“Cadence Bank”), a national bank and wholly owned subsidiary of Cadence Financial Corporation (the “Corporation”), and Galloway-Chandler-McKinney Insurance Agency, Inc., a Mississippi corporation, insurance agency and wholly owned subsidiary of Cadence Bank (“GCM”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with four limited liabilities companies established by former owners and employees of GCM: Galloway-Chandler-McKinney Insurance Agency of Columbus, LLC., Galloway-Chandler-McKinney Insurance Agency of West Point, LLC, Galloway-Chandler-McKinney Insurance Agency of Monroe County, LLC and Galloway-Chandler-McKinney Insurance Agency of Starkville, LLC (collectively, the “Buyers”).

The Asset Purchase Agreement and the transactions contemplated therein are more fully discussed in Item 2.01 of this Current Report on Form 8-K and, to the extent required by Item 1.01 of Form 8-K, the information contained in or incorporated by reference into Item 2.01 of this Current Report is hereby incorporated by reference into this Item 1.01.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On August 31, 2009, (“Cadence Bank”) completed the disposition of the assets used in and liabilities arising from GCM’s insurance operation, including cash, customer lists, property rights, receivables and personal property at GCM facilities in Columbus, Starkville, West Point, Aberdeen and Amory, Mississippi, pursuant to the Asset Purchase Agreement described in Item 1.01 above. The liabilities assumed by the Buyers in the transaction include all of the liabilities of GCM’s insurance operation of approximately $2.2 million, subject to certain adjustments. The Asset Purchase Agreement contains representations and warranties, covenants and indemnification provisions customary for a transaction of this size and nature.

The Buyers include four limited liabilities companies established by former owners and employees of GCM, including James Galloway who is currently a director of the Corporation and an employee of GCM.

The total purchase price of the assets and liabilities of GCM sold by the Corporation pursuant to the Asset Purchase Agreement was $5,517,000. The Buyers used the cash in accounts of GCM, personal savings and borrowings to fund their acquisition of such assets and the assumption of liabilities. The purchase price was established by an independent business valuation company hired by the Corporation based upon a combination of the book value of the assets and liabilities, discounted cash flows and working capital balances. In addition, the board of directors of Cadence Bank and GCM received an opinion of its independent financial advisor, dated as of August 31, 2009, that, as of that date and based on and subject to various assumptions made, matters considered and limitations set forth in its opinion, the structure and financial terms, including the amount of the purchase price, of the transactions contemplated by the Asset Purchase Agreement are fair to shareholders of Cadence Bank and GCM.

The foregoing summary of the Asset Purchase Agreement and the transactions contemplated thereby is not complete and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement filed as Exhibit 10.1 to this Current Report and incorporated herein by reference.

The Asset Purchase Agreement contains representations and warranties that the parties made to each other as of specific dates. Except for its status as a contractual document that establishes and governs the legal relations among the parties, the Asset Purchase Agreement is not intended to be a source of factual, business or operational information about any of the parties thereto. The representations and warranties were made as of specific dates, only for purposes of the proposed transactions, and solely for the benefit of the parties to the Asset Purchase Agreement. These representations and warranties may be subject to limitations agreed between the parties, including being qualified by disclosures between the parties. The representations and warranties may have been made to allocate risks among the parties, including where the parties do not have complete knowledge of all facts, instead of establishing matters as facts. Furthermore, those representations and warranties may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Asset Purchase Agreement. Moreover, information concerning the subject matter of such representations and warranties may change after the date of these representations and warranties, which may or may not be fully reflected in the parties’ public disclosures.

Item 9.01.	Financial Statements and Exhibits.

(b) Pro Forma Financial Information

The pro forma financial information specified in Article 11 of Regulation S-X is filed as Exhibit 99.1 hereto.

(d) Exhibits.

The following exhibits are included herewith:

Exhibit Number	Description
10.1	Asset Purchase Agreement, dated as of August 31, 2009, by and among Cadence Bank, N.A., Galloway-Chandler-McKinney Insurance Agency, Inc., Galloway-Chandler-McKinney Insurance Agency of Columbus, LLC., Galloway-Chandler-McKinney Insurance Agency of West Point, LLC, Galloway-Chandler-McKinney Insurance Agency of Monroe County, LLC and Galloway-Chandler-McKinney Insurance Agency of Starkville, LLC.

99.1	Unaudited pro forma condensed consolidated financial information giving effect to the sale of GCM:

• Unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2008 and the six months ended June 30, 3009.

• Unaudited pro forma condensed consolidated statement of financial condition as of June 30, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 3, 2009	CADENCE FINANCIAL CORPORATION

	By:	/s/ Richard T. Haston
Richard T. Haston
Executive Vice President and Chief Financial Officer